Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of Deer Park Total Return Credit Fund, a separate series of Northern Lights Fund Trust, of our report dated November 26, 2025, relating to the financial statements and financial highlights of Deer Park Total Return Credit Fund, appearing in the Form N-CSR for the year ended September 30, 2025, which are a part of such Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm”, and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

January 27, 2026